Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sanmina-SCI Corporation:

We consent to the use of our report dated November 24, 2008, with respect to the consolidated balance sheets of Sanmina-SCI Corporation as of September 27, 2008 and September 29, 2007, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended September 27, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 27, 2008, incorporated herein by reference.

Our report dated November 24, 2008 refers to accounting changes upon adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, at the beginning of fiscal 2008, adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132R, in fiscal 2007, and adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, at the beginning of fiscal 2006.

/s/ KPMG LLP

Mountain View, California

February 3, 2009